EXHIBIT 99.1

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Rick Van Warner
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SHELLS SEAFOOD RESTAURANTS, INC.
REPORTS THIRD QUARTER 2006 EARNINGS
Same store sales increase 1.5%; eighth consecutive quarterly increase

TAMPA, FL, November 8, 2006 - Shells Seafood Restaurants, Inc. (OTC Bulletin Board: SHLL) today reported financial results for its third quarter ended October 1, 2006.

Key metrics -
Third quarter of 2006 compared to the third quarter of 2005:
•	Comparable restaurant sales increased 1.5%, the eighth consecutive quarterly increase.
•	Revenues increased 2.8% to $10.5 million.
•	Restaurant operating cash flow of $0.7 million increased $0.1 million.
•
Net loss of $1.0 million, compared to net loss of $0.2 million, primarily due to a gain of $858,000 recognized in last year’s quarter. Excluding non-recurring items in the prior year, net loss of $1.0 million in both comparable periods.

•	Net loss per share of $0.06, compared to net loss per share of $0.01. Excluding non-recurring items in the prior year, net loss per share of $0.06 in both comparable periods.

First 39-weeks of 2006 compared to the first 39-weeks of 2005:
•	Comparable restaurant sales increased 5.9%.
•	Revenues increased 10.0% to $38.2 million.
•	Restaurant operating cash flow of $4.2 million, as adjusted for non-recurring items, increased $0.2 million.
•	Net loss of $0.7 million, compared to a net loss of $1.3 million. Excluding non-recurring items, net loss of $1.0 million, compared to net loss of $0.6 million.
•
Net loss per share of $0.04, compared to net loss per share of $0.09. As adjusted for non-recurring items and pre-opening expenses, net loss per share of $0.06, compared to net loss per share of $0.04.

“Our sales continue to increase during a very challenging time across much of the casual dining segment,” said President & CEO Leslie Christon, “demonstrating that the changes we’ve made to improve the Shells concept are on target. Our restaurant teams have delivered lower labor and food and beverage costs, without diminishing the quality of the dining experience we provide. However, sharp increases in other expense areas, particularly insurance, utilities and occupancy, have offset these gains.”

“We introduced a new menu engineered to improve margins and check average in the middle of the third quarter, helping us improve menu profitability. We continue to evaluate every aspect of our company to improve efficiencies, and we remain committed to improving Shells bottom line results.”

Third Quarter 2006 Results

Revenues for the third quarter of 2006 increased 2.8% to $10.5 million from $10.2 million in the third quarter of 2005, mostly due to a 1.5% increase in same store sales. The Company also benefited from a stronger mix of operating restaurants in the third quarter of 2006 versus the same period last year, having opened two new restaurants, relocated one restaurant, closed an underperforming restaurant and terminated the operations of a licensed restaurant. As of the end of the third quarter of 2006, the Company had 25 restaurants in operation compared to 26 as of the end of the same period ended last year.

Restaurant operating costs, consisting of food and beverage costs, labor, other operating costs and depreciation expense increased 0.8% as a percentage of sales in the third quarter of 2006, compared to the same period last year due to the following:

•
Food and beverage costs decreased 1.3% as a percentage of sales compared to the prior year, due to higher menu pricing implemented to offset the effect of the Florida minimum wage increases, an improvement in liquor mix, and gains derived from better operational controls over food and beverage costs.

•
Labor costs decreased 0.9% as a percentage of sales compared to the prior year. Restaurant labor decreased 0.7% as a percentage of sales due to improved operational efficiencies, as well as a 0.2% decrease in taxes and benefits.

•
Other operating costs were negatively affected by increased utilities, insurance and occupancy costs, partially offset by a reduction in advertising costs, resulting in a 1.5% net increase as a percentage of sales, compared to the prior year.

•	Depreciation expense increased 1.5% as a percentage of sales, due to additional restaurant remodels as well as new and relocated restaurants.

After adding back depreciation, amortization and pre-opening expenses to restaurant operating income, restaurant operating cash flow for the third quarter of 2006 was $0.7 million, an increase of $0.1 over the comparable period of 2005. Restaurant operating cash flow for the first 39-weeks of 2006 was $4.3 million, the same as the comparable period in 2005. Adjusting for non-recurring income, which affected labor costs, restaurant operating cash flow for the first 39-weeks of 2006 increased by $0.2 million over the comparable period in 2005.

General & administrative expenses were $0.9 million, or 8.4% of revenues, in the third quarter of 2006, compared to $1.1 million, or 10.4% of revenues, in the third quarter of 2005. The favorable variance mostly reflects decreases in accrued bonuses and manager training costs.

Loss from operations for the third quarter of 2006 was $0.8 million, or $0.1 million better than the comparable period of 2005. Loss from operations for the first 39-weeks of 2006 was $0.3 million, or $0.4 million worse than the comparable period in 2005.

Net interest expense in the third quarter of 2006 was $0.1 million, or 0.9% of revenues, compared to net interest expense in the prior year of $0.03 million, or 0.3% of revenues.

As adjusted for non-recurring items as summarized in the ensuing financial tables, the net loss for the third quarter of 2006 was $1.0 million, or $0.06 per share based upon 16.7 million common shares outstanding, compared to a net loss in the third quarter of 2005 of $1.0 million, or $0.06 per share based upon 15.7 million common shares outstanding. For the first 39-weeks of 2006, the adjusted net loss was $1.0 million, or $0.06 per share based upon 16.4 million common shares outstanding, compared to $0.6 million, or $0.04 per share based on 14.4 million common shares outstanding.

About the Company

The Company manages and operates 25 full-service, neighborhood seafood restaurants in Florida under the name “Shells”. Shells restaurants feature a wide selection of seafood items, including shrimp, oysters, clams, mussels, scallops, lobster, crab and daily fresh fish specials, cooked to order in a variety of ways: steamed, sautéed, grilled, blackened and fried. Shells restaurants also offer a wide selection of signature pasta dishes, appetizers, salads, desserts and full bar service.

Forward-Looking Statements

In addition to seasonal fluctuations, the Company’s quarterly and annual operating results are affected by a wide variety of other factors that could materially and adversely affect revenues and profitability, including changes in consumer preferences, tastes and eating habits; increases in food, labor and other operating costs; the availability of food acceptable to our quality standards at acceptable prices; the availability of qualified labor; national, regional and local economic and weather conditions; promotional timings and seasonality; demographic trends and traffic patterns; changes in travel and tourism tendencies, particularly in light of world events; competition from other restaurants and food service establishments; availability of third party financing to fund capital or operating activities, if required; and the timing, costs and charges relating to restaurant openings, closings and remodelings. As a result of these and other factors, the Company may experience material fluctuations in future operating results on a quarterly or annual basis, which could materially and adversely affect its business, financial condition and stock price. Furthermore, this press release and other documents filed by the Company with the Securities and Exchange Commission (“SEC”) contain certain forward-looking statements with respect to the business of the Company and the industry in which it operates. These forward-looking statements are subject to certain risks and uncertainties, including those mentioned above, which may cause results to differ significantly from these forward-looking statements. The Company undertakes no obligation to update these forward looking statements on a regular basis. An investment in the Company involves various risks, including those mentioned above and those that are detailed from time-to-time in the Company’s SEC filings.

SHELLS SEAFOOD RESTAURANTS, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)
(In thousands, except per share data)

	Thirteen Week Period Ended				Thirty-Nine Week Period Ended
	October 1, 2006		October 2, 2005		October 1, 2006		October 2, 2005
	Amount	Percent	Amount	Percent	Amount	Percent	Amount	Percent

Revenues:
Restaurant sales	$10,485	99.6%	$10,197	99.6%	$38,042	99.7%	$34,549	99.6%
Management fees	44	0.4%	44	0.4%	128	0.3%	137	0.4%
Total revenues	10,529	100.0%	10,241	100.0%	38,170	100.0%	34,686	100.0%

Restaurant operating costs:
Food and beverage (1)	3,398	32.4%	3,435	33.7%	12,248	32.2%	11,432	33.1%
Labor (1)	3,354	32.0%	3,351	32.9%	11,606	30.5%	10,511	30.4%
Other (1)	3,124	29.8%	2,884	28.3%	9,976	26.2%	8,405	24.3%
Depreciation and amortization (1)	578	5.5%	408	4.0%	1,643	4.3%	1,140	3.3%
Pre-opening expenses (1)	-	-	-	-	-	-	303	0.9%
Total restaurant operating costs (1)	10,454	99.7%	10,078	98.9%	35,473	93.2%	31,791	92.0%
Restaurant operating income (1)	75	0.7%	163	1.6%	2,697	7.1%	2,895	8.4%

General and administrative expenses	881	8.4%	1,070	10.4%	3,036	8.0%	2,859	8.2%
(Loss) income from operations	(806)	-7.7%	(907)	-8.8%	(339)	-0.9%	36	0.2%

Lease buy-out	-	-	-	-	212	0.6%	600	1.7%
Provision for impairment of assets due to lease buy-out	-	-	-	-	-	-	(211)	-0.6%
Interest expense, net	(97)	-0.9%	(30)	-0.3%	(235)	-0.6%	(367)	-1.1%
Other (expense) income	(59)	-0.6%	785	7.7%	(347)	-0.9%	359	1.0%

Net (loss) income before preferred stock dividend	(962)	-9.2%	(152)	-1.4%	(709)	-1.8%	417	1.2%

Deemed dividend associated with warrants
and beneficial conversion feature of preferred stock	-	-	-	-	-	-	(1,735)	-5.0%

Net loss applicable to common stock	$(962)	-9.2%	$(152)	-1.4%	$(709)	-1.8%	$(1,318)	-3.8%

Net loss per share of common stock:
Basic and diluted	$(0.06)		$(0.01)		$(0.04)		$(0.09)

Shares used in computing net loss per share:
Basic and diluted	16,674		15,701		16,360		14,382

(1)	As a percent of restaurant sales

SHELLS SEAFOOD RESTAURANTS, INC.
(Dollars in thousands, except per share data)
(Unaudited)

	October 1,	October 2,
	2006	2005
Number of restaurants at end of period:
Company-owned restaurants (1)	22	22
Licensed restaurants	3	4
Total	25	26

Balance sheet data:
Cash	$590	$2,378
Working capital (deficiency)	(6,048)	(1,281)
Total assets	16,826	16,462
Long-term debt, excluding related party debt	1,813	1,205
Stockholders' equity	6,617	9,455

(1)	Includes one joint venture restaurant in which the Company has a 51% equity interest.

	Thirteen Week Period Ended		Thirty-Nine Week Period Ended
NON-RECURRING ITEMS:	October 1, 2006	October 2, 2005	October 1, 2006	October 2, 2005

Net loss applicable to common stock, as reported	$(962)	$(152)	$(709)	$(1,318)

Non-recurring income (expense):
Workers' comp insurance refund and reserve adjustment	-	-	132	329
Non-recurring items affecting restaurant operating income	-	-	132	329

Deemed dividend on preferred stock	-	-	-	(1,735)
Ocala lease buy-out	-	-	212	-
St. Pete Beach lease buy-out	-	-	-	600
Provision for impairment of assets due to lease-buyout	-	-	-	(211)
Net gain on Winter Haven sale-leaseback	-	858	-	858
Workers' comp insurance refund and reserve adjustment	-	-	20	15
Lease termination fee	-	-	(23)	-
Loss on disposal of assets	-	-	(39)	(162)
Financing costs, line of credit fee	-	-	-	(80)
Total non-recurring income (expense)	-	858	302	(386)

Pre-opening expenses	-	-	-	(303)

Net loss applicable to common stock,
as adjusted	(962)	(1,010)	(1,011)	(629)

Net loss per share of common stock:
Basic and diluted, as reported	$(0.06)	$(0.01)	$(0.04)	$(0.09)
Basic and diluted, as adjusted	$(0.06)	$(0.06)	$(0.06)	$(0.04)

Basic and diluted shares used in computing net loss per share
of common stock, as adjusted	16,674	15,701	16,360	14,382